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Exhibit 20.2

                                                       [INTERNATIONAL MALE LOGO]

                                                            [UNDERGEAR LOGO]




                                           NOVEMBER 7, 2002

FOR IMMEDIATE RELEASE

CONTACT:  Steve Seymour
          President of International Male and Undergear
          Tel: (201) 619-881-6401

             LOCAL COMPANIES INTERNATIONAL MALE(R) AND UNDERGEAR(R)
                   JOIN FORCES WITH INTERNET GIANT AMAZON.COM

Amazon.com, a leading online retailer, debuts their brand new Apparel & Accessories Store (www.amazon.com/apparel) today. San Diego-based companies Undergear(R) and International Male(R) are among the companies forming a strategic alliance with Amazon.com to feature their brands in the new Apparel & Accessories store at Amazon.com.

International Male(R) and Undergear(R) have had shopping websites on the internet since 1996, but the addition of these two homegrown brands to the site of the leading online retailer is expected to bring International Male(R) and Undergear(R) greater visibility with Amazon.com's tens of millions of visitors a month.

With over 25 years of experience in the print catalog business, the Undergear catalog and its website, undergear.com, offer what may be one of the largest selections of men's underwear and swimwear in the world. "We couldn't be more pleased with our new relationship with Amazon.com and we are tremendously excited about being included in their Apparel & Accessories Store," said International Male(R) President, Steve Seymour.

In addition to the large underwear collection that Undergear(R) offers, International Male(R) will bring its own brand of men's trend-setting fashion. Amazon.com's new store will include all the finest that International Male(R) has to offer, from their best-selling leather to cool club wear to dressy evening wear and even 9-5 workweek clothing. This agreement with Amazon.com may help the catalog company with a whole new level of brand awareness.

www.amazon.com/apparel
www.amazon.com/undergear
www.amazon.com/internationalmale

For more information please contact Jeff Wulf, Advertising Director at International Male.
619-881-6420 or jwulf@hanoverdirect.com.